EXHIBIT 12



                  SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES

                        Computation of Ratios of Earnings
                   from Continuing Operations to Fixed Charges
                              Total Enterprise (a)



                                        Three Months Ended March 31,                        Years Ended December 31,


                                            1999           1998            1998        1997         1996         1995        1994
                                            ----           ----            ----        ----         ----         ----        ----

                                                                                               (In Thousands)

Earnings from Continuing Operations:
   Income before income taxes             $41,759        $55,156        $168,177    $170,227     $150,219     $134,124    $ 76,098
   Fixed charges (see computation below)   11,219         10,230          42,326      34,785       43,028       48,779      47,575
                                          -------        -------        --------    --------     --------     --------    --------
Total Earnings Available for Fixed
   Charges                                $52,978        $65,386        $210,503    $205,012     $193,247     $182,903    $123,673
                                          =======        =======        ========    ========     ========     ========    ========


Fixed Charges:
   Interest expense before deducting
      interest capitalized                $10,628        $ 9,698        $ 40,369    $ 33,130     $ 41,147     $ 46,859    $ 45,900
   Rentals(b)                                 591            532           1,957       1,655        1,881        1,920       1,675
                                          -------        -------        --------    --------     --------     --------    --------
                                          $11,219        $10,230        $ 42,326    $ 34,785     $ 43,028     $ 48,779    $ 47,575
                                          =======        =======        ========    ========     ========     ========    ========


Ratio of Earnings to Fixed Charges            4.7            6.4             5.0         5.9          4.5          3.7         2.6
                                          =======        =======        ========    ========     ========     ========    ========




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(a)  Amounts  include the  Company's  portion of the  captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.